EXHIBIT 11.1

                         LIFE CRITICAL CARE CORPORATION
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                           Period from June 19, 1995
                              (date of inception)          Nine months ended
                             to December 31, 1995          September 30, 1996
                           -------------------------       ------------------

Average number of shares
  outstanding                        546,392                     769,659
                                     -------                     -------
  Total                              546,392                     769,659
                                     =======                     =======
Net loss                            (267,926)                 (1,350,695)
Net loss per share                      (.49)                      (1.76)